Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports Full Year and Fourth Quarter 2006 Earnings
•	Full year 2006 net earnings of $0.54 per diluted share versus $0.88 in 2005 as the company substantially completed its previously announced transition strategies

•	Fourth quarter net earnings of $0.02 per diluted share versus $0.07 in 2005

•	Improved earning asset mix with stable net interest margin

•	Year over year period-end growth in commercial, commercial real estate, and construction loans of $147.1 million or 11.7 percent, excluding the effects of the branch and loan sales
HAMILTON, Ohio – January 26, 2007 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced full year 2006 earnings of $21,271,000 or 54 cents in diluted earnings per share, compared to $37,933,000 or 88 cents in diluted earnings per share for the full year 2005. First Financial also announced fourth quarter 2006 earnings of $827,000 or 2 cents in diluted earnings per share, compared to $2,834,000 or 7 cents in diluted earnings per share for the same period in 2005.
Earnings from continuing operations were $21,271,000 and $30,808,000 for the full years 2006 and 2005, respectively. Full year 2005 earnings from discontinued operations were $7,125,000 or 17 cents per diluted share. There were no earnings from discontinued operations during the full year 2006 or the fourth quarter 2005.
Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
The following items materially impacted performance in the fourth quarter 2006 and are not expected to impact the future run-rate:
•	Charge-off and related provision expense associated with the $15 million of loans held for sale and three commercial loan charge-offs – approximately $4.4 million or 7 cents per share

•	FAS 88 settlement and curtailment charges for the defined benefit pension plan – approximately $3.0 million or 5 cents per share

•	Costs associated with conversion to a new technology infrastructure – approximately $1 million or 2 cents per share

•	Employee-related exit and hiring costs – approximately $1 million or 2 cents per share

•	Asset write-offs related to branding – approximately $1 million or 2 cents per share
Summary and Outlook of Key Drivers
Net interest margin increased to 3.95 percent in the fourth quarter 2006 from 3.72 percent for the fourth quarter 2005 and 3.93 percent for the linked-quarter (fourth quarter 2006 compared to third quarter 2006). The 2007 margin forecast is within a range of 3.90 percent to 4.05 percent, dependent largely on the continuation of the asset mix shift, a tapering off of the deposit account migration, and planned deposit portfolio pricing changes. Earning asset levels in 2007 are expected to grow modestly as the counterbalancing effects of commercial loan growth versus continued retail mortgage and indirect consumer loan runoff. Deposit account growth in 2007 is expected to occur with the introduction of new, competitive commercial deposit products.
Noninterest income, excluding the effects of the 2006 branch and loan sale gains as well as the fourth quarter 2005 loss on sale of investment securities, remained relatively stable for 2006, with strong service charge income growth due largely to the continued benefits of the overdraft protection program introduced in 2005. The expectation for noninterest income growth in 2007 is dependent on increased levels of fee income due to both expected growth in market value for assets under management in the Wealth Resource Group and deposit account growth in both commercial and retail areas.
Noninterest expense was significantly impacted during 2006 by the transition costs associated with the company’s execution of its Strategic Plan. With relatively minor transition steps remaining, management expects that 2007 expense levels will be more in line with peers with an anticipated efficiency ratio of between 62 and 65 percent, but remains committed to the long-term goal of 55 to 60 percent.
Capital management efforts through share repurchase resulted in 252,000 shares repurchased in the fourth quarter at a cost of $4.2 million and 404,000 shares repurchased during the full year of 2006 at a cost of $6.6 million. First Financial expects to repurchase approximately 1,000,000 shares in 2007.
First Financial adopted FASB Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” effective December 31, 2006. This new accounting standard requires First Financial to record the funded status of its defined benefit pension plan as an asset and recognize unamortized gains and

• Page 2

losses as a component of shareholders’ equity. The adoption of this statement decreased First Financial’s shareholders’ equity by approximately $5.4 million.
Credit quality is expected to stabilize in 2007 and management is projecting a net charge-off level of between 30 and 40 basis points for the full year. First Financial has made the strategic decision to sell approximately $15 million in commercial, commercial real estate, residential real estate, and related installment loans. The portfolio was moved to “loans held for sale” with the related write-down of approximately $4.4 million recognized in the fourth quarter 2006.
Full year 2006 return on average assets was 0.62 percent, compared to 1.00 percent for the full year 2005, while return on equity was 7.13 percent for 2006 versus 10.40 percent for 2005. Return on average assets for the fourth quarter 2006 was 0.10 percent compared to 0.30 percent for the same period in 2005. Return on average shareholders’ equity was 1.10 percent for the fourth quarter 2006, versus 3.20 percent for the comparable period in 2005.
(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)
Current Period Operating Results
NET INTEREST INCOME
Full Year 2006 vs. Full Year 2005
Net interest income on a full year 2006 versus 2005 basis declined from $133.0 million in 2005 to $125.1 million in 2006, a $7.9 million or 5.94 percent decrease. This was primarily due to a planned reduction in total earning assets through targeted loan sales, the decision to exit the indirect lending line of business, and the strategic decision to sell conforming mortgage loan production into the secondary market; compounded by the increase in deposit costs, including account migration to higher yielding products.
Fourth Quarter 2006 vs. Fourth Quarter 2005
Net interest income for the fourth quarter 2006 was $30.1 million compared to $31.9 million in the fourth quarter 2005, a decrease of $1.8 million or 5.75 percent. This decrease is due primarily to previously mentioned asset strategies and continued effects of increased rates on deposits.
Fourth Quarter 2006 vs. Third Quarter 2006
Net interest income on a linked-quarter basis decreased from $30.8 million in the third quarter to $30.1 million in the fourth quarter, a $719,000 or 2.33 percent decrease, primarily as a result of lower earning asset levels.

• Page 3

NET INTEREST MARGIN
Full Year 2006 vs. Full Year 2005
Net interest margin for the full year 2006 increased 14 basis points from 3.87 percent to 4.01 percent due to the combined effects of the balance sheet restructuring (completed in the first quarter 2006) and the shift in loan portfolio mix away from indirect installment and conforming mortgage loans to higher-yielding commercial loans. These benefits were partially offset by the planned reduction in earning assets and an increase in deposit costs. For further details on this year over year increase, please see the attached Net Interest Margin Rate / Volume Analysis. The tax equivalent net interest margin was 4.09 percent compared to 3.96 percent for the full years of 2006 and 2005, respectively.
Fourth Quarter 2006 vs. Fourth Quarter 2005
Fourth quarter 2006 net interest margin of 3.95 percent increased 23 basis points from 3.72 percent for the fourth quarter 2005, primarily due to the previously mentioned changes in the asset levels and composition. On a tax equivalent basis, the fourth quarter 2006 net interest margin was 4.05 percent compared to a fourth quarter 2005 margin of 3.80 percent.
Fourth Quarter 2006 vs. Third Quarter 2006
Linked-quarter net interest margin increased 2 basis points from 3.93 percent to 3.95 percent. On a tax-equivalent basis, the fourth quarter 2006 net interest margin was 4.05 percent compared to a linked-quarter 4.01 percent.
The primary risk to our margin remains unanticipated consumer and competitor behavior related to deposit products, specifically the consumer preference for higher-yielding money market accounts rather than more traditional transaction accounts, and the aggressiveness in market pricing for both transaction and certificate of deposit accounts.
BALANCE SHEET TRENDS
Loans
Full Year 2006 vs. Full Year 2005
On a full year basis, average outstanding loan balances decreased $184 million or 6.67 percent, including loans held for sale. The overall decrease in the loan portfolio from 2005 was also impacted by several sale transactions. During the fourth quarter 2005, approximately $64 million in retail mortgage loans that no longer fit the risk profile of the company were sold, as well as a $38 million problem loan sale completed in the third quarter 2006 and a $15 million loan sale announced in the fourth quarter 2006. Furthermore, in the third quarter 2005 management made

• Page 4

the strategic decision to exit the indirect installment loan business. Fourth quarter 2006 runoff of this portfolio was approximately $15 million and approximately $150 million has runoff since the decision was made. Additionally, during 2005 First Financial made the decision to sell most of its mortgage loan production into the secondary market rather than retaining the loans in its portfolio. This strategy will continue with the recently announced strategic partnership with PHH Mortgage.
Since the third quarter of 2005, as a result of First Financial’s decision to improve the company’s asset mix and lower its risk profile, approximately $260 million of loans have been sold through various transactions.
Fourth Quarter 2006 vs. Fourth Quarter 2005
Average loans, net of unearned income, for the fourth quarter 2006 decreased $160 million or 6.02 percent from the comparable period a year ago. On a period-end basis, excluding the effects of the branch and loan sales, commercial, commercial real estate, and construction loans increased from $1.25 billion in the fourth quarter 2005 to $1.40 billion in the fourth quarter 2006, an increase of approximately $150 million or 11.7 percent.
Fourth Quarter 2006 vs. Third Quarter 2006
On a linked-quarter basis, average outstanding loan balances decreased $49 million or 1.94 percent. On a period-end basis, excluding the effect of the loan sale, commercial, commercial real estate, and construction loans increased from $1.38 billion in the third quarter 2006 to $1.40 billion in the fourth quarter 2006, an increase of approximately $20 million or 6.2 percent on an annualized basis.
Investments
Securities available for sale were $324.3 million at December 31, 2006, compared to $554.7 million at December 31, 2005. The combined investment portfolio was 11.09 percent and 16.47 percent of total assets at December 31, 2006, and December 31, 2005, respectively. In February of 2006, First Financial sold $179 million in investment securities and paid down $184 million in Federal Home Loan Bank borrowings. Reliance on wholesale borrowings has been greatly reduced as a result of the restructuring and is likely to continue for the next several quarters as First Financial continues to use excess liquidity to fund future growth.
Deposits
First Financial continues to experience a shift in deposit mix from time deposits to interest bearing transaction accounts. In total, deposit balances have remained relatively stable over the past year excluding the branch and related deposit sale.
Full Year 2006 vs. Full Year 2005
On a full year basis, average deposits decreased $29.7 million or 1.02 percent primarily due to the impact of the third quarter 2006 branch sales, which included $108.6 million of actual deposit balances.

• Page 5

Fourth Quarter 2006 vs. Fourth Quarter 2005
Average deposits for the fourth quarter 2006 decreased $111.2 million or 3.81 percent from the comparable period a year ago primarily due to the previously mentioned sale of branches and their related deposits.
Fourth Quarter 2006 vs. Third Quarter 2006
On a linked-quarter basis, average deposits decreased $84.5 million or 11.68 percent on an annualized basis primarily due to the fluctuation of a large public funds account.
NONINTEREST INCOME
Full Year 2006 vs. Full Year 2005
Full year 2006 noninterest income increased $22.6 million or 42.41 percent from the comparable period in 2005. When the full years of 2006 and 2005 are adjusted for the transition items shown below, noninterest income increased $952,000 or 1.57 percent.

	Full Year	Full Year
	2006	2005	$ Change	% Change
As reported	$75,853	$53,262	$22,591	42.41%
(Gain) on sale of branches	(12,545)	—	(12,545)	—
(Gain) loss from sales of loans	(2,200)	851	(3,051)	—
Loss on sale of investment securities	476	6,519	(6,043)	—

Adjusted	$61,584	$60,632	$952	1.57%

The increase is primarily due to increases in service charges on deposit accounts of $3.0 million, offset by decreased impairment recapture on mortgage servicing rights and income from bank-owned life insurance.
Fourth Quarter 2006 vs. Fourth Quarter 2005
Fourth quarter 2006 noninterest income was $14.8 million, an increase of $5.4 million or 58.11 percent from the fourth quarter 2005. When the fourth quarter 2005 is adjusted for the transition items shown below, noninterest income decreased $271,000 or 1.79 percent.

	4Q06	4Q05	$ Change	% Change
As reported	$14,829	$9,379	$5,450	58.11%
(Gain) from sales of loans	—	(798)	798	—
Loss on sale of investment securities	—	6,519	(6,519)	—

Adjusted	$14,829	$15,100	$(271)	(1.79)%

The $509,000 increase in service charges on deposit accounts in the fourth quarter 2006 compared to the fourth quarter 2005 was offset by lower income from bank-owned life insurance.

• Page 6

Fourth Quarter 2006 vs. Third Quarter 2006
On a linked-quarter basis, total noninterest income decreased $15.6 million or 51.27 percent. When the third quarter 2006 is adjusted for the transition items shown below, noninterest income decreased $855,000 or 5.45 percent primarily as a result of a seasonal adjustment to income from bank-owned life insurance.

	4Q06	3Q06	$ Change	% Change
As reported	$14,829	$30,429	$(15,600)	(51.27)%
(Gain) on sale of branches	—	(12,545)	12,545	—
(Gain) from sales of loans	—	(2,200)	2,200	—

Adjusted	$14,829	$15,684	$(855)	(5.45)%

NONINTEREST EXPENSE
Full Year 2006 vs. Full Year 2005
Full year noninterest expense increased $23.1 million or 16.87 percent due to the following items:
•	debt extinguishment prepayment penalty of $4.3 million recorded in the first quarter 2006 in conjunction with the balance sheet restructure

•	increases in salaries and benefits of $6.8 million primarily due to pension and other retirement-related expenses of $3.7 million resulting from First Financial’s staff reductions, severance charges of $1.6 million, as well as $645,000 in incentive compensation and healthcare costs

•	increases in data processing of $3.1 million primarily due to fees and charges associated with the early termination of technology contracts, as well as increases in software license amortization of $488,000

•	increases in occupancy of $1.4 million due to increased maintenance costs, utilities, and new building rent consistent with First Financial’s facilities and branch expansion plans

•	increase in marketing expenses of $1.0 million primarily associated with the new branding initiative

•	increases in other noninterest expense of $6.2 million due primarily to $1.3 million in losses on the disposal of fixed assets associated with the brand initiative signage replacement, the branch sales, and the disposal of personal computers associated with the technology upgrade, $980,000 in relocation and travel-related expenses, $642,000 in losses on the disposition of various real estate owned and other property, $626,000 in credit and collection expense, and $572,000 in state intangible tax
Fourth Quarter 2006 vs. Fourth Quarter 2005
Total noninterest expense increased $3.9 million or 11.00 percent during the fourth quarter 2006 as compared to the fourth quarter 2005. This increase was primarily due to the following items:
•	increases in salaries and benefits of $964,000 primarily due to increased pension and other retirement-related expenses of $2.7 million resulting from First Financial’s staff reductions, offset by lower severance

• Page 7

and incentive-based compensation costs of $1.6 million. At December 31, 2006, First Financial had 1,214 full time equivalent employees versus 1,460 at December 31, 2005.

•	increase in marketing expenses of $318,000 associated with the new branding initiative

•	First Financial’s technology upgrade resulted in the company moving from an out-sourced to an in-house data processing environment. Certain items previously disclosed in data processing expense have been separated beginning in the fourth quarter 2006 and are now disclosed in specific line items such as communication expense, which increased $373,000 as a result of this change, offset by a decline in data processing expense of $211,000.

•	increases in other noninterest expense of $2.3 million due to the impact of a number of strategic initiatives, including $835,000 in losses on the disposal of fixed assets associated with the brand initiative signage replacement, $408,000 in technology contract early termination fees, and $345,000 in relocation, travel, and training-related expenses primarily associated with the execution of the Strategic Plan
Fourth Quarter 2006 vs. Third Quarter 2006
On a linked-quarter basis, noninterest expense was $360,000 greater than the third quarter. This increase was due to the following items:
•	increases in salaries and benefits of $1.3 million primarily due to increased pension expenses of $3.1 million as a result of First Financial’s staff reductions, offset by decreased incentive-based compensation and employee base salary expense of $1.4 million

•	First Financial’s technology upgrade resulted in the company moving from an out-sourced to an in-house data processing environment. Certain items previously disclosed in data processing expense have been separated beginning in the fourth quarter 2006 and are now disclosed in specific line items such as communication expense, which increased $383,000, offset by a decrease in data processing expense of $1.5 million due partially to third quarter 2006 early termination fees of $500,000.

•	decreases in professional services of $357,000 primarily due to higher charges in the third quarter related to the data and voice telecommunication system upgrade

•	increases in other noninterest expense of $579,000 were due primarily to $324,000 in losses on the disposal of fixed assets associated with the brand initiative signage replacement, the branch sales, and the disposal of personal computers associated with the technology upgrade
INCOME TAXES
Income tax benefit related to operating income was $1.4 million and $290,000 for the three months ended December 31, 2006 and 2005, respectively. During the fourth quarter 2006, First Financial reversed certain reserves related to several tax positions that were no longer considered necessary. Full year income tax expense related to operating income was $9.4 million in 2006 versus $12.6 million in 2005. Full year income tax expense related to discontinued operations was

• Page 8

$3.8 million for 2005. The overall effective tax rate for 2006 and 2005 was 30.76 percent and 30.23 percent, respectively. The effective tax rate for income from continuing operations was 29.05 percent and for income from discontinued operations was 34.93 percent for the full year 2005. The estimated effective tax rate for 2007 is 33 percent.
CREDIT QUALITY
The credit quality categories that are included in nonperforming and underperforming assets, both including and excluding the impact of the fourth quarter 2006 loan sale announcement, are presented in the table below (dollars in thousands).

	Quarter Ended
	2006					2005
	Dec. 31		Sep. 30	Jun. 30	Mar. 31	Dec. 31
		Excluding		Excluding
		loans held		loans held
		for sale		for sale
Nonaccrual loans	$16,262	$10,236	$18,692	$12,202	$26,838	$24,961
Restructured loans	596	596	603	610	3,293	3,408
Other real estate owned	2,334	2,334	2,859	2,277	2,675	3,162

Total nonperforming assets	19,192	13,166	22,154	15,089	32,806	31,531
Accruing loans past due 90 days or more	185	185	788	758	1,104	1,359

Total underperforming assets	$19,377	$13,351	$22,942	$15,847	$33,910	$32,890

Nonperforming assets as a percentage of loans, net of unearned income plus other real estate owned	0.77%	0.53%	0.88%	0.58%	1.25%	1.20%

Underperforming assets as a percentage of loans, net of unearned income plus other real estate owned	0.78%	0.54%	0.91%	0.61%	1.30%	1.25%

Net charge-offs to average loans, net of unearned income	1.64%	0.95%	0.17%	0.40%	0.40%	0.38%

Allowance for loan losses to total nonperforming assets	142.7%	208.0%	143.9%	199.4%	123.9%	134.7%
Full Year 2006 vs. Full Year 2005
During the fourth quarter 2006, First Financial made the strategic decision to sell approximately $15 million in commercial, commercial real estate, residential real estate, and related installment loans. This sale portfolio is comprised of credits that are currently in or are soon to be in foreclosure. These loans were transferred to “loans held for sale” at the lower of cost or estimated fair value of $8.8 million. The loans will be marketed by the Loan Portfolio Sales Group of Keefe, Bruyette and Woods, Inc. during the first quarter 2007, and the company anticipates the sale will close before the end of the quarter.

• Page 9

Full year 2006 net charge-offs were $24.9 million, or 0.97 percent of average loans, as compared to full year 2005 net charge-offs of $8.2 million, or 0.30 percent of average loans. Full year 2006 net charge-offs, excluding the effect of the loan sale write-down recorded in both the second and fourth quarters of 2006, were $12.2 million or 0.47 percent of average loans.
Total underperforming assets decreased $13.5 million from $32.9 million at the end of the fourth quarter 2005 to $19.4 million at the end of the fourth quarter 2006. This improvement was primarily due to a decrease in nonaccrual loans of $8.7 million and restructured loans of $2.8 million. Excluding loans held for sale, total underperforming assets decreased $19.5 million from $32.9 million at the end of the fourth quarter 2005 to $13.4 million at the end of the fourth quarter 2006. A large percentage of the underperforming loans are secured by real estate. These credits have been appropriately considered in establishing the allowance for loan losses at December 31, 2006.
The ratio of nonperforming assets to ending loans decreased from 1.20 percent as of the end of the fourth quarter 2005 to 0.77 percent as of December 31, 2006. Excluding loans held for sale, the nonperforming assets to ending loans ratio as of December 31, 2006, was 0.53 percent.
Full year 2006 provision for loan losses was $9.8 million compared to $5.6 million for the full year 2005. The provision is a result of management’s quarterly analysis of the adequacy of the allowance for loan losses. The allowance to ending loans ratio as of December 31, 2006, was 1.10 percent versus 1.62 percent for the same quarter a year ago. It is management’s belief that the allowance for loan losses of $27.4 million is adequate to absorb probable credit losses inherent in the portfolio, and the changes in the allowance and the resultant provision are consistent with the internal assessment of the risk in the loan portfolios.
Fourth Quarter 2006 vs. Fourth Quarter 2005
Net charge-offs were $5.9 million, or 0.95 percent of average loans, for the fourth quarter 2006 excluding the impact from the transfer of approximately $15 million of loans to loans held for sale, compared to $2.6 million, or 0.38 percent of average loans in the fourth quarter 2005. This higher level of net charge-offs in the fourth quarter is primarily due to three commercial customer relationships totaling $3.1 million.
The provision for loan losses for the fourth quarter 2006 was $5.8 million compared to $3.0 million for the same period in 2005.
Fourth Quarter 2006 vs. Third Quarter 2006
Fourth quarter 2006 net charge-offs were $5.9 million, or 0.95 percent of average loans, excluding the impact from the transfer of approximately $15 million of loans to loans held for sale, compared to the third quarter 2006 net

• Page 10

charge-offs of $1.1 million, or 0.17 percent of average loans. This higher level of net charge-offs in the fourth quarter is primarily due to the previously mentioned commercial loan charge-offs. Excluding loans held for sale, total underperforming assets on the linked-quarter basis decreased $9.6 million. The ratio of nonperforming assets to period-end loans was 0.53 percent for the fourth quarter 2006, excluding loans held for sale, compared to the third quarter 2006 ratio of 0.88 percent.
The provision for loan losses on a linked-quarter basis increased $2.9 million to $5.8 million for the fourth quarter 2006. The fourth quarter 2006 allowance to ending loans ratio was 1.10 percent, compared to the third quarter 2006 of 1.27 percent.
Earnings Conference Call and Webcast
Due to the level of information recently furnished to its investors and shareholders in releases dated January 11, 2007, and December 21, 2006, First Financial will not host an earnings conference call and webcast to discuss the results for the fourth quarter and the full year of 2006. Questions regarding this information should be directed to the Media Contact, Cheryl Lipp, or the Analyst Contact, J. Franklin Hall.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.bankatfirst.com and on the SEC’s website at www.sec.gov. Additional information will also be set forth in our annual report on Form 10-K for the year ended December 31, 2006, which will be filed with the SEC by March 1, 2007.

• Page 11

FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA
(Dollars in thousand, except per share)
(Unaudited)

						Twelve months ended
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2005	2006	2005
EARNINGS
Net interest income	$30,104	$30,823	$31,947	$32,199	$31,939	$125,073	$132,967
Earnings from continuing operations	827	12,119	4,358	3,967	2,834	21,271	30,808
Earnings from discontinued operations	0	0	0	0	0	0	7,125
Net earnings	827	12,119	4,358	3,967	2,834	21,271	37,933
Earnings per share from continuing operations — basic	$0.02	$0.31	$0.11	$0.10	$0.07	$0.54	$0.72
Earnings per share from continuing operations — diluted	$0.02	$0.31	$0.11	$0.10	$0.07	$0.54	$0.71
Earnings per share from discontinued operations — basic	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.17
Earnings per share from discontinued operations — diluted	$0.00	$0.00	$0.00	$0.00	$0.00	$0.00	$0.17
Net earnings per share — basic	$0.02	$0.31	$0.11	$0.10	$0.07	$0.54	$0.89
Net earnings per share — diluted	$0.02	$0.31	$0.11	$0.10	$0.07	$0.54	$0.88

KEY RATIOS
Return on average assets	0.10%	1.40%	0.51%	0.45%	0.30%	0.62%	1.00%
Return on average shareholders’ equity	1.10%	16.09%	5.90%	5.39%	3.20%	7.13%	10.40%
Return on average tangible shareholders’ equity	1.24%	18.20%	6.70%	6.12%	3.57%	8.05%	11.54%
Average shareholders’ equity to average assets	8.98%	8.72%	8.64%	8.42%	9.44%	8.69%	9.57%
Net interest margin	3.95%	3.93%	4.11%	4.04%	3.72%	4.01%	3.87%
Net interest margin (fully tax equivalent) (1)	4.05%	4.01%	4.20%	4.12%	3.80%	4.09%	3.96%

COMMON STOCK DATA
Average basic shares outstanding	39,377,735	39,612,408	39,605,631	39,560,109	42,069,965	39,539,114	43,084,378
Average diluted shares outstanding	39,395,456	39,619,786	39,619,729	39,612,496	42,180,824	39,562,010	43,172,750
Ending shares outstanding	39,245,407	39,507,716	39,660,341	39,562,350	39,563,480	39,245,407	39,563,480
Market price:
High	17.50	16.04	$16.68	$18.32	$19.30	$18.32	$19.80
Low	15.52	14.20	$14.63	$15.88	$17.51	$14.20	$16.65
Close	16.61	15.91	$14.91	$16.64	$17.52	$16.61	$17.52
Book value	$7.27	$7.58	$7.37	$7.50	$7.58	$7.27	$7.58
Common dividend declared	$0.16	$0.16	$0.16	$0.16	$0.16	$0.64	$0.64

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income (4)	$2,497,389	$2,580,005	$2,614,598	$2,596,755	$2,657,160	$2,571,935	$2,755,793
Investment securities	381,985	370,095	380,532	497,528	620,868	407,116	634,227
Other earning assets	142,320	158,940	122,413	141,513	127,701	141,347	46,224

Total earning assets	3,021,694	3,109,040	3,117,543	3,235,796	3,405,729	3,120,398	3,436,244
Total assets	3,332,388	3,426,417	3,428,839	3,545,412	3,719,197	3,432,661	3,811,223
Noninterest-bearing deposits	418,009	401,685	424,227	417,061	433,228	415,211	430,231
Interest-bearing deposits	2,392,092	2,492,898	2,477,026	2,486,336	2,488,062	2,461,914	2,476,552

Total deposits	2,810,101	2,894,583	2,901,253	2,903,397	2,921,290	2,877,125	2,906,783
Borrowings	192,811	200,856	202,792	313,743	418,388	227,146	443,575
Shareholders’ equity	299,320	298,909	296,087	298,578	350,934	298,227	364,631

CREDIT QUALITY
Ending allowance for loan losses	27,386	31,888	$30,085	$40,656	$42,485	$27,386	$42,485
Nonperforming assets:
Nonaccrual (2)	10,236	18,692	12,202	26,838	24,961	10,236	24,961
Restructured (2)	596	603	610	3,293	3,408	596	3,408
OREO	2,334	2,859	2,277	2,675	3,162	2,334	3,162

Total nonperforming assets (2)	13,166	22,154	15,089	32,806	31,531	13,166	31,531

Loans delinquent over 90 days (2)	185	788	758	1,104	1,359	185	1,359

Gross charge-offs:
Commercial	5,675	1,238	3,521	1,516	1,066	11,950	4,677
Commercial real estate	1,099	119	5,818	276	449	7,312	750
Retail real estate	2,729	111	1,910	202	220	4,952	896
All other	1,413	689	762	1,271	1,583	4,135	5,267

Total gross charge-offs (3)	10,916	2,157	12,011	3,265	3,318	28,349	11,590

Recoveries:
Commercial	206	458	476	188	212	1,328	1,148
Commercial real estate	20	129	57	50	4	256	21
Retail real estate	4	130	78	10	141	222	237
All other	362	355	469	436	395	1,622	2,022

Total recoveries	592	1,072	1,080	684	752	3,428	3,428

Total net charge-offs	10,324	1,085	10,931	2,581	2,566	24,921	8,162

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.10%	1.27%	1.15%	1.56%	1.62%	1.10%	1.62%
Nonperforming assets to ending loans, net of unearned income plus OREO (2)	0.53%	0.88%	0.58%	1.25%	1.20%	0.53%	1.20%
90 days past due to loans, net of unearned income (2)	0.01%	0.03%	0.03%	0.04%	0.05%	0.01%	0.05%
Net charge-offs to average loans, net of unearned income (3)	1.64%	0.17%	1.68%	0.40%	0.38%	0.97%	0.30%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	December 31, 2006 and June 30, 2006 amounts and ratios exclude loans held for sale.

(3)	December 31, 2006 and June 30, 2006 charge-offs include $4,375 and $8,356, respectively, in loans held for sale write-downs to the lower of cost or estimated fair market value.

(4)	Includes loans held for sale

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

	Three months ended,					Twelve months ended,
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2005	2006	2005
Interest income
Loans, including fees	$44,972	$45,484	$44,386	$42,857	$42,766	$177,699	$172,636
Investment securities
Taxable	3,925	3,728	3,798	5,141	5,481	16,592	21,497
Tax-exempt	985	996	1,057	1,104	1,173	4,142	4,863

Total investment securities interest	4,910	4,724	4,855	6,245	6,654	20,734	26,360

Interest-bearing deposits with other banks	0	0	0	0	0	0	1
Federal funds sold and securities purchased under agreements to resell	1,894	2,116	1,500	1,582	1,297	7,092	1,700

Total interest income	51,776	52,324	50,741	50,684	50,717	205,525	200,697

Interest expense
Deposits	19,349	19,176	16,554	14,933	14,015	70,012	48,654
Short-term borrowings	1,027	953	892	896	473	3,768	1,961
Long-term borrowings	609	686	709	2,058	3,720	4,062	15,078
Subordinated debentures and capital securities	687	686	639	598	570	2,610	2,037

Total interest expense	21,672	21,501	18,794	18,485	18,778	80,452	67,730

Net interest income	30,104	30,823	31,947	32,199	31,939	125,073	132,967
Provision for loan losses	5,822	2,888	360	752	3,015	9,822	5,571

Net interest income after provision for loan losses	24,282	27,935	31,587	31,447	28,924	115,251	127,396

Noninterest income
Service charges on deposit accounts	5,766	5,672	5,431	5,089	5,257	21,958	18,976
Trust revenues	3,987	3,949	4,139	4,189	4,154	16,264	16,641
Bankcard interchange income	1,700	1,700	1,745	1,648	1,621	6,793	6,186
Gains from sales of loans	234	2,468	259	245	1,239	3,206	903
Gain on sale of branches	0	12,545	0	0	0	12,545	0
Losses on sales of investment securities	0	0	0	(476)	(6,519)	(476)	(6,519)
Other	3,142	4,095	4,267	4,059	3,627	15,563	17,075

Total noninterest income	14,829	30,429	15,841	14,754	9,379	75,853	53,262

Noninterest expenses
Salaries and employee benefits	21,234	19,968	23,110	20,217	20,270	84,529	77,690
Net occupancy	2,699	2,802	2,698	2,839	2,555	11,038	9,610
Furniture and equipment	1,496	1,297	1,334	1,480	1,297	5,607	6,276
Data processing	1,574	3,058	3,393	1,944	1,785	9,969	6,867
Marketing	1,022	1,138	647	683	704	3,490	2,464
Communication	1,204	821	642	667	831	3,334	3,085
Professional services	1,918	2,275	1,669	1,307	2,088	7,169	6,466
Amortization of intangibles	213	220	224	217	220	874	880
Debt extinguishment	0	0	0	4,295	0	4,295	0
Other	8,334	7,755	6,979	7,011	6,009	30,079	23,898

Total noninterest expenses	39,694	39,334	40,696	40,660	35,759	160,384	137,236

Earnings from continuing operations before income taxes	(583)	19,030	6,732	5,541	2,544	30,720	43,422
Income tax (benefit) expense	(1,410)	6,911	2,374	1,574	(290)	9,449	12,614

Earnings from continuing operations	827	12,119	4,358	3,967	2,834	21,271	30,808

Discontinued operations
Other operating income	0	0	0	0	0	0	583
Gain on discontinued operations	0	0	0	0	0	0	10,366

Earnings from discontinued operations before income taxes	0	0	0	0	0	0	10,949
Income tax expense	0	0	0	0	0	0	3,824

Earnings from discontinued operations	0	0	0	0	0	0	7,125

Net earnings	$827	$12,119	$4,358	$3,967	$2,834	$21,271	$37,933

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$51,776	$52,324	$50,741	$50,684	$50,717	$205,525	$200,697
Tax equivalent adjustment	712	586	696	661	723	2,655	2,983

Interest income — tax equivalent	52,488	52,910	51,437	51,345	51,440	208,180	203,680
Interest expense	21,672	21,501	18,794	18,485	18,778	80,452	67,730

Net interest income — tax equivalent	$30,816	$31,409	$32,643	$32,860	$32,662	$127,728	$135,950

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

					Annualized
	Dec. 31,	Sep. 30,	Dec. 31,	% Change	% Change
	2006	2006	2005	Yr. / Yr.	Linked-Qtr.
ASSETS
Cash and due from banks	$119,407	$117,067	$163,281	(26.9%)	8.0%
Federal funds sold and securities purchased under agreements to resell	102,000	101,000	98,000	4.1%	4.0%
Investment securities, held-to-maturity	7,995	8,059	12,555	(36.3%)	(3.2%)
Investment securities, available-for-sale	324,259	329,225	554,673	(41.5%)	(6.0%)
Other investments	33,969	34,137	40,755	(16.7%)	(2.0%)
Loans
Commercial	673,445	663,522	582,594	15.6%	6.0%
Real estate — construction	101,688	92,434	86,022	18.2%	40.0%
Real estate — commercial	623,603	625,535	646,079	(3.5%)	(1.2%)
Real estate — retail	628,579	653,652	772,334	(18.6%)	(15.3%)
Installment, net of unearned	198,881	219,677	300,551	(33.8%)	(37.9%)
Home equity	228,128	231,741	214,649	6.3%	(6.2%)
Credit card	24,587	23,083	22,936	7.2%	26.1%
Lease financing	923	1,202	2,258	(59.1%)	(92.8%)

Total loans	2,479,834	2,510,846	2,627,423	(5.6%)	(4.9%)
Less
Allowance for loan losses	27,386	31,888	42,485	(35.5%)	(56.5%)

Net loans	2,452,448	2,478,958	2,584,938	(5.1%)	(4.3%)
Loans held for sale	8,824	0	0	100.0%	100.0%
Premises and equipment	79,609	78,820	73,025	9.0%	4.0%
Goodwill	28,261	28,261	28,116	0.5%	0.0%
Other intangibles	5,842	6,471	7,920	(26.2%)	(38.9%)
Accrued interest and other assets	138,985	125,084	127,545	9.0%	44.5%

Total Assets	$3,301,599	$3,307,082	$3,690,808	(10.5%)	(0.7%)

LIABILITIES
Deposits
Interest-bearing	$208,014	$225,670	$247,187	(15.8%)	(31.3%)
Savings	985,954	971,055	989,990	(0.4%)	6.1%
Time	1,179,852	1,198,059	1,247,274	(5.4%)	(6.1%)

Total interest-bearing deposits	2,373,820	2,394,784	2,484,451	(4.5%)	(3.5%)
Noninterest-bearing	424,138	381,937	440,988	(3.8%)	44.2%

Total deposits	2,797,958	2,776,721	2,925,439	(4.4%)	3.1%
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	57,201	54,129	66,634	(14.2%)	22.7%
Other	39,500	39,000	45,000	(12.2%)	5.1%

Total short-term borrowings	96,701	93,129	111,634	(13.4%)	15.3%
Federal Home Loan Bank long-term debt	63,762	68,197	286,655	(77.8%)	(26.0%)
Other long-term debt	30,930	30,930	30,930	0.0%	0.0%
Accrued interest and other liabilities	26,769	38,580	36,269	(26.2%)	(122.5%)

Total Liabilities	3,016,120	3,007,557	3,390,927	(11.1%)	1.1%

SHAREHOLDERS’ EQUITY
Common stock	392,736	392,156	392,607	0.0%	0.6%
Retained earnings	71,320	76,783	75,357	(5.4%)	(28.5%)
Accumulated comprehensive income	(13,375)	(8,581)	(7,876)	69.8%	223.5%
Treasury stock, at cost	(165,202)	(160,833)	(160,207)	3.1%	10.9%

Total Shareholders’ Equity	285,479	299,525	299,881	(4.8%)	(18.8%)

Total Liabilities and Shareholders’ Equity	$3,301,599	$3,307,082	$3,690,808	(10.5%)	(0.7%)

ADDITIONAL DATA — RISK BASED CAPITAL

	(Preliminary)
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,
	2006	2006	2006	2006	2005
Tier 1 Capital	$286,244	$300,551	$296,334	$297,602	$299,680
Tier 1 Ratio	11.28%	11.89%	11.37%	11.58%	11.49%
Total Capital	$313,824	$332,302	$326,464	$329,897	$332,458
Total Capital Ratio	12.36%	13.14%	12.52%	12.83%	12.75%
Total Risk-Adjusted Assets	$2,538,550	$2,528,102	$2,606,871	$2,570,847	$2,608,167
Leverage Ratio	8.67%	8.85%	8.72%	8.47%	8.12%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Quarterly Averages					Full-Year Averages
	Dec. 31,	Sep. 30,	June 30,	March 31,	Dec. 31,	Dec. 31,
	2006	2006	2006	2006	2005	2006	2005
ASSETS
Cash and due from banks	$106,010	$109,896	$115,406	$123,129	$129,663	$113,553	$123,874
Interest-bearing deposits with other banks	0	0	0	0	0	0	37
Federal funds sold and securities purchased under agreements to resell	142,320	158,940	122,413	141,513	127,701	141,347	46,187
Investment securities	381,985	370,095	380,532	497,528	620,868	407,116	634,227
Loans
Commercial	664,476	642,378	626,912	580,681	577,096	628,879	604,058
Real estate-construction	96,280	94,135	83,719	85,672	94,508	89,992	90,217
Real estate-commercial	623,632	611,602	651,156	642,386	629,497	632,086	622,749
Real estate-retail	649,638	709,539	743,948	762,353	806,516	716,042	847,152
Installment, net of unearned	209,053	235,492	262,019	287,182	312,219	248,187	361,138
Home equity	229,900	229,583	222,878	214,675	213,135	224,315	205,904
Credit card	23,247	22,741	22,017	21,748	21,517	22,443	20,959
Lease financing	1,067	1,290	1,599	2,058	2,672	1,500	3,616

Total loans	2,497,293	2,546,760	2,614,248	2,596,755	2,657,160	2,563,444	2,755,793
Less
Allowance for loan losses	30,894	30,284	40,445	42,402	41,741	35,959	43,287

Net loans	2,466,399	2,516,476	2,573,803	2,554,353	2,615,419	2,527,485	2,712,506
Loans held for sale	96	33,245	350	0	0	8,491	0
Premises and equipment	79,123	78,798	76,150	73,556	72,351	76,927	69,888
Goodwill	28,263	28,260	28,261	28,134	28,120	28,230	28,458
Other intangibles	6,261	6,721	7,214	7,703	7,820	6,970	7,603
Accrued interest and other assets	121,931	123,986	124,710	119,496	117,255	122,542	115,534
Assets related to discontinued operations	0	0	0	0	0	0	72,909

Total Assets	$3,332,388	$3,426,417	$3,428,839	$3,545,412	$3,719,197	$3,432,661	$3,811,223

LIABILITIES
Deposits
Interest-bearing	$184,553	$235,762	$180,046	$203,363	$180,999	$200,975	$172,035
Savings	1,011,073	1,025,025	1,062,334	1,040,940	1,018,271	1,034,734	1,038,378
Time	1,196,466	1,232,111	1,234,646	1,242,033	1,288,792	1,226,205	1,266,139

Total interest-bearing deposits	2,392,092	2,492,898	2,477,026	2,486,336	2,488,062	2,461,914	2,476,552
Noninterest-bearing	418,009	401,685	424,227	417,061	433,228	415,211	430,231

Total deposits	2,810,101	2,894,583	2,901,253	2,903,397	2,921,290	2,877,125	2,906,783
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	59,196	53,958	49,563	51,592	58,923	53,599	65,747
Federal Home Loan Bank short-term borrowings	0	0	0	0	0	0	16,194
Other	35,648	37,673	39,819	45,822	13,209	39,707	9,028

Total short-term borrowings	94,844	91,631	89,382	97,414	72,132	93,306	90,969
Federal Home Loan Bank long-term debt	67,037	78,295	82,480	185,399	315,326	102,910	321,676
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	192,811	200,856	202,792	313,743	418,388	227,146	443,575
Accrued interest and other liabilities	30,156	32,069	28,707	29,694	28,585	30,163	29,149
Liabilities related to discontinued operations	0	0	0	0	0	0	67,085

Total Liabilities	3,033,068	3,127,508	3,132,752	3,246,834	3,368,263	3,134,434	3,446,592

SHAREHOLDERS’ EQUITY
Common stock	392,931	391,325	392,354	392,666	392,253	392,317	392,131
Retained earnings	78,162	77,487	73,237	73,710	80,135	75,666	72,764
Accumulated comprehensive income	(8,768)	(10,708)	(9,999)	(7,538)	(8,323)	(9,261)	(6,240)
Treasury stock, at cost	(163,005)	(159,195)	(159,505)	(160,260)	(113,131)	(160,495)	(94,024)

Total Shareholders’ Equity	299,320	298,909	296,087	298,578	350,934	298,227	364,631

Total Liabilities and Shareholders’ Equity	$3,332,388	$3,426,417	$3,428,839	$3,545,412	$3,719,197	$3,432,661	$3,811,223

FIRST FINANCIAL BANCORP.
NET INTEREST MARGIN RATE / VOLUME ANALYSIS
(Dollars in thousands)
(Unaudited)

	Full Year Average Balances			Full Year Average Yields			Full Year Net Interest Income
	Dec. 31,			Dec. 31,			Dec. 31,			Variance
	2006	2005	Variance	2006	2005	Variance	2006	2005	Variance	Rate	Volume
Earning assets
Investment securities	$407,116	$634,227	$(227,111)	5.09%	4.16%	0.93%	$20,734	$26,360	$(5,626)	$5,941	$(11,567)
Interest-bearing deposits with other banks	—	37	(37)	0.00%	2.70%	(2.70%)	—	1	(1)	(1)	—
Federal funds sold and securities purchased under agreements to resell	141,347	46,187	95,160	5.02%	3.68%	1.34%	7,092	1,700	5,392	617	4,775
Gross loans (1)	2,571,935	2,755,793	(183,858)	6.91%	6.26%	0.65%	177,699	172,636	5,063	17,766	(12,703)

Total earning assets	3,120,398	3,436,244	(315,846)	6.59%	5.84%	0.75%	205,525	200,697	4,828	24,323	(19,495)

Nonearning assets
Allowance for loan losses	(35,959)	(43,287)	7,328
Cash and due from banks	113,553	123,874	(10,321)
Accrued interest and other assets	234,669	294,392	(59,723)

Total assets	$3,432,661	$3,811,223	$(378,562)

Interest-bearing liabilities
Total interest-bearing deposits	$2,461,914	$2,476,552	$(14,638)	2.84%	1.96%	0.88%	$70,012	$48,654	$21,358	$21,774	$(416)
Borrowed funds
Short-term borrowings	93,306	90,969	2,337	4.04%	2.16%	1.88%	3,768	1,961	1,807	1,713	94
Federal Home Loan Bank long-term debt	102,910	321,676	(218,766)	3.95%	4.69%	(0.74%)	4,062	15,078	(11,016)	(2,381)	(8,635)
Other long-term debt	30,930	30,930	—	8.44%	6.59%	1.85%	2,610	2,037	573	573	—

Total borrowed funds	227,146	443,575	(216,429)	4.60%	4.30%	0.30%	10,440	19,076	(8,636)	(95)	(8,541)

Total interest-bearing liabilities	2,689,060	2,920,127	(231,067)	2.99%	2.32%	0.67%	80,452	67,730	12,722	21,679	(8,957)

Noninterest-bearing liabilities
Noninterest bearing demand deposits	415,211	430,231	(15,020)
Other liabilities	30,163	96,234	(66,071)
Shareholders’ equity	298,227	364,631	(66,404)

Total liabilities & shareholders’ equity	$3,432,661	$3,811,223	$(378,562)

Net interest income (2)							$125,073	$132,967	$(7,894)	$2,644	$(10,538)

Net interest margin (2)							4.01%	3.87%	0.14%

(1)	Loans held for sale are included in gross loans

(2)	Not tax equivalent